EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of February 9, 2010 (the “Effective Date”), is by and between Execuserve Corp., a Virginia corporation (the “Company”), and Jim Robinson, an individual residing in Foster, Virginia (the “Executive”).

RECITALS

WHEREAS, Executive possesses an intimate knowledge of the business in which the Company is engaged;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the Executive's contribution as CEO and President would be essential to the growth and success of the Company and desires to assure the Company of Executive's continued employment in an executive capacity and to compensate Executive therefor;

WHEREAS, Executive is desirous of committing himself to serve the Company on the terms provided in this Agreement;

WHEREAS, the Executive and the Company are parties to that certain Agreement and Plan of Merger, dated as of February 5, 2010 (the “Merger Agreement”); and

WHEREAS, in accordance with the Merger Agreement, the Company is a wholly owned subsidiary of Compliance Systems Corporation, a Nevada corporation (“Compliance”).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as set forth below.

1.	Employment; Term.

(a)           Subject to the terms and conditions set forth in this Agreement, the initial term (the “Initial Term”) of Executive’s employment by the Company under this Agreement shall commence on the Effective Date and shall terminate on February 1, 2012.

(b)           Notwithstanding the provisions of paragraph 1(a) of this Agreement, the term of employment of Executive under this Agreement, as set forth in paragraph 1(a), shall automatically be extended, without any further action by the Company or Executive, for successive one year periods (each, an “Option Term” and, collectively with the Initial Term, the “Employment Term”), on the same terms and conditions as set forth in this Agreement.  If either party shall desire to terminate Executive's employment by the Company at the end of the Initial Term or any Option Term, such party shall give written notice of such desire to the other party at least 90 days prior to the expiration of the Initial Term or such Option Term, as the case may be.  At the expiration of the Initial Term or then existing Option Term, as the case may be, the Company shall have no further obligation to Executive, and Executive shall have no further obligation to Company, except with respect to (i) Executive's obligations to the Company pursuant to sections 8, 9 and 10, (ii) the Company's obligations to Executive pursuant to sections 4 and 11 and (iii) any other obligations the Company may have to Executive and/or Executive may have to the Company under applicable law governing the relationship of an employer to an employee and/or an employee to an employer upon and following termination of such relationship.

2.	Position and Duties.

(a)           During the Employment Term, Executive shall serve as the CEO and President of the Company, reporting only to the Board, and shall have supervision and control over, and responsibility for, the Company, and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive's then present duties and with Executive's position.

(b)           Executive agrees to devote Executive's full working time, attention, efforts, loyalties and energies to the business and affairs of the Company throughout the Employment Term.

3.	Place of Performance.

(a)           During the Employment Term, Executive shall be based at the Company’s office (the “Office”) located at 6688 Main Street, Gloucester VA 23061.

(b)           Notwithstanding the provisions of paragraph 3(a), Executive shall comply with the travel requirements of Executive’s position with the Company, including, but not limited to, the requirements that Executive may be required to perform services on a temporary basis at locations other than the Office and travel to visit customers, suppliers, licensees and/or licensors of the Company and to attend conventions and expositions in connection with the marketing and sale of product and services of the Company, or otherwise in connection with the business and operations of the Company.

4.	Compensation.

(a)           Base Salary.  Commencing as of the Effective Date and thereafter during the Employment Term, the Company shall pay to Executive an annual base salary pursuant to Schedule A attached, payable in substantially equal semi-monthly installments or in the manner and on the timetable which the Company’s payroll is customarily handled or at such intervals as the Company and Executive may hereafter agree to from time to time.  The Executive agrees that he shall not, under any circumstances, receive any compensation of any kind (including, but not limited to, commissions from third parties) from any entity other than the Company and/or Compliance, without the Board’s written consent.

(b)           Discretionary Increases in Base Salary.  Executive's Base Salary may, but is not required to, be increased from time to time, based upon Executive's performance and other relevant factors as the Board, in the Board’s sole discretion, may deem appropriate, without affecting any other provisions of this Agreement.

(c)           Incentive Compensation; Bonus Pool.
(i)           For each twelve month period ending on December 31st of each calendar year (each, a “Bonus Pool Period”) during the Employment Term in which Compliance shall have a Pre-Tax Profit (as such capitalized term is defined in clause 4(d)(iv) of this Agreement), Compliance shall place into a bonus pool (each, a “Bonus Pool”) an amount equal to the sum of (x) 25% of the first $10,000,000 of Pre-Tax Profit for the Bonus Pool Period plus (y) 10% of the Pre-Tax Profit for the Bonus Pool Period in excess of $10,000,000.  The Bonus Pool for each Bonus Pool Period shall be determined by Compliance’s regularly employed outside auditors (the “Auditors”) (unless the making of such determination would cause the Auditors to be deemed not independent under the rules and regulations of the Securities and Exchange Commission and Public Company Accounting Oversight Board (“PCAOB”) with respect to the qualifications of a registrant’s outside auditors, in which event such determination shall be made by another firm of independent accountants register with PCAOB as chosen by Compliance, in Compliance’s sole discretion), whose determination, absent mathematical error, shall be binding on Compliance and Executive.  The amount of the Bonus Pool for each Bonus Pool Period shall be determined as soon as possible following the end of the applicable Bonus Pool Period, but in no event later than 120 days following the end of the subject Bonus Pool Period and Compliance shall cause the Auditors to give Compliance and Executive prompt written notice of the amount of the Bonus Pool once determined.  (The date of the giving of such written notice by the Auditors is referred to in this Agreement as the “Bonus Pool Determination Date.”)
(ii)          Within 90 days following the end of each Bonus Pool Period, the Board shall determine which officers, employees, consultants and advisors to the Company shall be entitled to share in the Bonus Pool for such Bonus Pool Period, if any, and the portion (expressed in a percentage) assigned to each such officer, employee, consultant and advisor; provided, however, that Executive shall automatically be deemed to be included in the persons entitled to share in the subject Bonus Pool.  The Board shall cause written notice to be given to each officer, employee, consultant and advisor, including Executive, which the Board determines to be entitled to share in the subject Bonus Pool and the portion of the Bonus Pool that has been assigned to the officer, employee, consultant and advisor.
(iii)         No later than 30 days after each Bonus Pool Determination Date, Compliance shall tender to each officer, employee, consultant and advisor, including Executive, entitled to receive a portion of the Bonus Pool with respect to such Bonus Pool Determination Date that officer’s, employee’s, consultant’s and advisor’s portion of the Bonus Pool.  Each such tender of a portion of any Bonus Pool shall be made in the form of a lump sum payment; provided, however, that Compliance shall have the right to tender an officer’s, employee’s, consultant’s and advisor’s portion of the Bonus Pool in up to six equal monthly installments (commencing no later than 30 days following the applicable Bonus Pool Determination Date) in the event that the officer’s, employee’s, consultant’s and advisor’s portion of the subject Bonus Pool exceeds $50,000 (in which event, such officer, employee, consultant and advisor receiving installment payments shall not be entitled to any interest on the deferred payments).

(iv)         For purposes of this Agreement, the term “Pre-Tax Profit” shall mean, with respect to each Bonus Pool Period, an amount equal to the taxable income (before allocation of federal and state income and/or franchise taxes) of Compliance that is reduced by all expenses, including, but not limited to, depreciation, amortization, extraordinary items and amounts owing to officers that are accrued but unpaid that are not currently deductible for tax purposes.

(d)           Expenses.  During the Employment Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing Executive’s services under this Agreement, provided that Executive properly accounts for such expenses in accordance with Company policy, including, but not limited to, providing the Company with original or duplicate copies of receipts for expenses paid for by Executive for which reimbursement is being requested.

(e)           Fringe Benefits.  During the Employment Term,
(i)           The Executive shall be entitled to participate in and receive benefits under all of Compliance’s subsidiaries employee benefits plans and arrangements in effect with respect to other persons on a similar level as the Executive as of the Effective Date or enacted after the Effective Date subject to availability and the Board’s reasonable discretion;
(ii)          Executive shall be entitled to an aggregate of 20 personal days (which, for purposes of this Agreement, shall include vacation and/or sick days) in each calendar year (prorated in any calendar year during which Executive is employed under this Agreement for less than the entire of such calendar year in accordance with the number of days in such calendar year during which Executive is so employed), provided, however, that the Executive shall not, under any circumstances, be permitted to utilize 10 or more personal days on consecutive business days; and
(iii)         Executive shall be entitled to all paid holidays given by the Company to the Company’s senior executive officers.

(f)            Perquisites.  In addition to the other benefits provided for in this section 4, during the Employment Term, Executive shall be entitled to receive the fringe benefits appertaining to the offices of CEO and President of the Company in the discretion of the Board of Directors, except that, so long as Executive remains an executive or senior officer of the Company, Executive shall not be entitled to a fee with respect to Executive's attendance at any meeting of the Board or any committee of the Board.

(g)           Incentive Compensation; Bonus Based on Increased Cash Position.  In addition to the other compensation Executive is entitled to receive under this section 4, Executive shall be entitled to additional compensation in accordance with Schedule B to this Agreement.

(h)           Retention Shares.  .  In addition to the other compensation Executive is entitled to receive under this section 4, (i) provided that Executive is in the employ of the Company on the date which is six months after the date of this Agreement, Executive shall receive 792,555 shares of the common stock, par value $0.001 per share (the “Compliance Common Stock”), of Compliance as of such six-month date, (ii) provided that Executive is in the employ of the Company on the date which is twelve months after the date of this Agreement, Executive shall receive an additional 792,555 shares of Compliance Common Stock as of such twelve-month date, (iii) provided that Executive is in the employ of the Company on the date which is eighteen months after the date of this Agreement, Executive shall receive an additional 792,555 shares of Compliance Common Stock as of such eighteen-month date, and (iv) provided that Executive is in the employ of the Company on the second anniversary of the date of this Agreement, Executive shall receive an additional 792,555 shares of Compliance Common Stock as of such second anniversary date.  Such aggregate 3,170,220 shares (the “Robinson Retention Shares”) are a portion of the shares of Compliance Common Stock referred to as Retention Shares in the Merger Agreement.  Executive acknowledges that (x) the Robinson Retention Shares have not been, and will not have been as of their issuance dates, registered under the Securities Act of 1933, as amended, nor any state securities laws, (y) each stock certificate evidencing any of the Robinson Retention Shares will be appropriately legended to note such lack of registration and (z) Compliance may require Executive to execute documents that Compliance reasonably believes necessary in connection with the issuances of the Robinson Retention Shares.

(i)            No Off-Set.  No amounts paid to or on behalf of Executive under any plan or arrangement in accordance with paragraphs 4(c), (d), (e), (f), (g) and (h) shall be deemed to be paid in lieu of other compensation to which Executive is entitled to receive or benefit from under this Agreement.

5.           Disability.  If, during the Employment Term, Executive becomes unable, for 25 consecutive work days or 50 or more working days in any twelve-month period, to perform Executive’s services pursuant to this Agreement due to ill health or other physical or mental incapacity (each, a “Disability”), the Company may thereafter, upon no less than fifteen calendar days’ prior written notice (each, a “Disability Status Notice”) to Employee, place Executive on disability leave (“Disability Leave”).  In any determination by the Board as to the giving of a Disability Status Notice, Executive, if a member of the Board, shall abstain from voting on such matter (but shall be deemed present for the determination of whether a quorum exists at the meeting at which such determination is made).  After being placed on Disability Leave and for the remainder of the Employment Term (which may be terminated in accordance with paragraph 6(c) of this Agreement), Executive shall thereafter only be entitled to receive any amount payable to Executive under any disability insurance policy the premiums for which were paid for, in whole or part, by the Company, which Executive was entitled to receive as of the date of the giving of the Disability Status Notice until such time as Executive returns to full-time status and provides the Company with a written medical opinion (a “Medical Opinion of No Disability”), reasonably acceptable to the Board, that the reason for Executive’s inability to previously provide Executive’s services under this Agreement has been cured, is no longer affecting Executive or has otherwise been relieved (through medication or otherwise) to the extent necessary for Executive to perform Executive’s services to the full extent contemplated by this Agreement.  During period prior to the giving a Disability Status Notice, Executive shall receive the compensation due Executive pursuant to section 4 (subject to the number of vacation, sick and personal days Executive is entitled to utilize under clause 4(e)(iii).

6.	Termination.

(a)           Death.  Executive's employment with the Company under this Agreement and the Employment Term shall automatically terminate upon Executive's death.

(b)           Cause.  The Board of Directors of the Company shall have the right to terminate Executive's employment with the Company under this Agreement and the Employment Term for Cause.  For the purposes of this Agreement, the Company shall have “Cause” to terminate Executive's employment with the Company under this Agreement and the Employment Term upon the occurrence of any of the following events:
(i)           the failure by Executive to perform Executive's duties under this Agreement (other than any such failure resulting from Executive's Disability) and such failure continues uncured for more than 30 calendar days after Executive is given written notice of such failure by the Company,
(ii)          Executive is found guilty of, or pleas nolo contendre to, a felony or other crime involving moral turpitude or any other act or omission involving misappropriation, embezzlement, dishonesty or fraud with respect to the Company or any of the Company’s customers, clients, suppliers or distributors,
(iii)         Executive engages in conduct causing the Company or any of the Company’s products or services substantial public disgrace or disrepute resulting in substantial economic harm to the Company,
(iv)         Executive engages in any act or omission that would knowingly aid or abet a competitor, supplier, customer, client or key retailer of the Company to the material disadvantage or detriment of the Company or the Company’s products or services, or
(v)          Executive breaches in a material manner any of Executive’s obligations under this Agreement, and such breach continues uncured for more than 30 calendar days after Executive is given written notice of such breach by the Company.

(c)           Disability.  The Board of Directors of the Company shall have the right to terminate Executive’s employment with the Company under this Agreement and the Employment Term at any time following the date which is fifteen days after the giving of a Disability Status Notice but prior to receiving a Medical Opinion of No Disability.

(d)           Termination by the Company Other than Due to Death, Disability or for Cause.   The Board of Directors of the Company shall have the right to terminate Executive's employment under this Agreement and the Employment Term, other than due to the death or Disability of Executive or for Cause, on a voluntary basis and for no reason (a “Company Voluntary Termination”) on no less than fifteen days’ prior written notice given to Executive.

(e)           Termination by Executive.  Executive shall have the right in either event, on no less than fifteen days’ prior written notice given to the Board, to terminate Executive's employment under this Agreement and the Employment Term:
(i)           for “Good Reason,” which for purposes of this Agreement, shall mean in the event the Company materially reduces the Executive’s responsibilities or if the Company moves the Executive to a location that is 150 miles away from the Office,
(ii)          voluntarily or for no reason (an “Executive Voluntary Termination”), or
(iii)         following a material breach of this Agreement by the Company (an “Executive Termination for Breach”).

(f)           Notice of Termination.  Any termination of Executive's employment under this Agreement and the Employment Term by the Company pursuant to paragraphs 6(b), (c) or (d) or by Executive pursuant to paragraph 6(e) shall be communicated in writing by means of the giving of a notice (a “Notice of Termination”) to the other party to this Agreement.  Each Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment and the Employment Term under the provision so indicated.  In any determination by the Board as to termination of Executive’s employment under this Agreement and the Employment Term, Executive, if a member of the Board, shall abstain from voting on such matter (but shall be deemed present for the determination of whether a quorum exists at the meeting at which such determination is made).

(g)           Termination Date.  For purposes of this Agreement, the capitalized term “Termination Date” shall mean:
(i)           if Executive's employment under this Agreement and the Employment Term is terminated due to Executive's death, the date of Executive's death,
(ii)          if Executive's employment under this Agreement and the Employment Term is terminated pursuant to paragraphs 6(b), (c), (d) or (e), the date specified in the Notice of Termination.

7.	Compensation Upon Termination.

(a)           Death.  If Executive's employment by the Company under this Agreement and the Employment Term are terminated by reason of Executive's death, the Company shall pay to Executive's estate, as death benefits, the following:
(i)           an amount equal to the amount of the Base Salary in effect as of the Termination Date multiplied by a fraction, the numerator of which is the number of completed years of employment of Executive by the Company or any subsidiary of the Company (which, for the purposes of this Agreement, shall be deemed to have commenced on the Effective Date) and the denominator of which shall be five; of which (A) one-half (1/2) is payable in one lump sum no later than two-and-one-half months after the end of the calendar year in which Executive's death shall occur and (B) the remaining one-half (1/2) is payable in 24 equal monthly installments, without interest, commencing no later than the first anniversary of the date of the lump sum payment referred to in clause (A) of this subparagraph 7(a)(i); and

(ii)          from the Bonus Pool, if any, for the Bonus Pool Period in which Executive’s death shall occur, an amount derived from (x) multiplying the amount of the Bonus Pool, if any, by a fraction, the numerator of which shall be the number of calendar days during such Bonus Pool Period prior to Executive’s death and the denominator of which is the number of calendar days during the Bonus Pool Period; payable at such times and in such amounts as Executive would have been entitled to receive Executive’s portion of the Bonus Pool in accordance with the provisions of paragraph 4(c) of this Agreement had Executive’s death not occurred.

Such death benefits amount shall be exclusive of and in addition to any payments Executive's widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee    benefit plan of the Company in which Executive participated in as of the date of Executive’s death.  In addition, any Base Salary due Executive for periods prior to Executive’s death shall be paid to Executive’s estate at such times and in such amounts as Executive would have been entitled to receive under the terms of this Agreement (or other agreement entered into by the Company and Executive) had Executive’s death not occurred.  Upon payment of such death benefits, the Company shall have no further obligations to Executive under this Agreement or otherwise.

(b)           Disability.  If Executive’s employment by the Company under this Agreement and the Employment Term are terminated by reason of Executive’s Disability, the Company shall pay to Executive or Executive’s legally appointed representative, as Disability benefits, the following:
(i)           an amount equal to the amount of the Base Salary in effect as of the Termination Date multiplied by a fraction, the numerator of which is the number of completed years of employment of Executive by the Company or any subsidiary of the Company and the denominator of which shall be five; of which (A) one-half (1/2) is  payable in one lump sum no later than two-and-one-half months after the end of the calendar year in which the Termination Date shall occur and (B) the remaining one-half (1/2) is payable in 24 equal monthly installments, without interest, commencing no later than the first anniversary of the date of the lump sum payment referred to in clause (A) of this subparagraph 7(b)(i); and
(ii)          from the Bonus Pool, if any, for the Bonus Pool Period in which the Termination Date shall occur an amount derived from the amount of such Bonus Pool, if any, by a fraction, the numerator of which shall be the number of calendar days during such Bonus Pool Period prior to the Termination Date and the denominator of which is the number of calendar days during the Bonus Pool Period; payable at such times and in such amounts as Executive would have been entitled to receive Executive’s portion of the Bonus Pool in accordance with the provisions of paragraph 4(c) of this Agreement had Executive’s Disability not occurred.

Such Disability benefits amount shall be exclusive of and in addition to any payments Executive or Executive's representative may be entitled to receive pursuant to any disability plan of the Company in which Executive participated in as of the Termination Date.  In addition, any Base Salary due Executive for periods prior to the Termination Date shall be paid to Executive or Executive’s representative at such times and in such amounts as Executive would have been entitled to receive under the terms of this Agreement (or other agreement entered into by the Company and Executive) had Executive’s Disability not occurred.  Upon payment of such Disability benefits, the Company shall have no further obligations to Executive under this Agreement or otherwise.

(c)           Cause.  If Executive's employment with the Company under this Agreement and the Employment Term are terminated for Cause, any Base Salary due Executive for periods prior to the Termination Date shall be paid to Executive at such times and in such amounts as Executive would have been entitled to receive such Base Salary under the terms of this Agreement (or other agreement entered into by the Company and Executive) had Executive’s termination for Cause not occurred, and the Company shall have no further obligations to Executive under this Agreement or otherwise.

(d)           Company Voluntary Termination.  If Executive's employment with the Company under this Agreement and the Employment Term are terminated by reason of a Company Voluntary Termination, then:
(i)           Either, at the sole option of Executive to be exercised, in writing, no later than 30 days following the Termination Date:
(A)          the Company shall pay to Executive an amount equal to three months Base Salary and provide all other benefits required to be provided by the Company under section 4 of this Agreement, as in effect as of the Termination Date, at such times and in such amounts as Executive would have been entitled to receive under the terms of this Agreement had the Company Voluntary Termination not occurred, including, but not limited to participation in each year’s Bonus Pool and all fringe benefits; or
(B)           (I)           an amount equal to the amount of the Base Salary in effect as of the Termination Date multiplied by a fraction, the numerator of which is the number of completed years of employment of Executive by the Company or any subsidiary of the Company and the denominator of which shall be five; of which (1) one-half (1/2) is  payable in one lump sum no later than two-and-one-half months after the end of the calendar year in which the Termination Date shall occur and (2) the remaining one-half (1/2) is payable in 24 equal monthly installments, without interest, commencing no later than the first anniversary of the date of the lump sum payment referred to in subclause (1) of this clause 7(d)(i)(B); and
(II)          from the Bonus Pool, if any, for the Bonus Pool Period in which the Termination Date shall occur an amount derived from (1) multiplying the amount of such  Bonus Pool, if any, by a fraction, the numerator of which shall be the number of calendar days during such Bonus Pool Period prior to the Termination Date and the denominator of which is the number of calendar days during the Bonus Pool Period; payable at such times and in such amounts as Executive would have been entitled to receive Executive’s portion of the Bonus Pool in accordance with the provisions of paragraph 4(c) of this Agreement had Executive’s Disability not occurred.

(ii)          all outstanding unexercised stock options granted by the Company to Executive as of the Termination Date shall become fully vested and exercisable as of the Termination Date and shall continue to be exercisable for the life of such option; and

(e)           Executive Voluntary Termination.  If Executive's employment with the Company under this Agreement and the Employment Term are terminated by reason of an Executive Voluntary Termination, then:
(i)           any Base Salary due Executive for periods prior to the Termination Date shall be paid to Executive at such times and in such amounts as Executive would have been entitled to receive such Base Salary under the terms of this Agreement (or other agreement entered into by the Company and Executive) had the Executive Voluntary Termination not occurred,
(ii)          the Company shall have no further obligations to Executive under this Agreement or otherwise.

(f)            Executive Termination for Breach.  If Executive's employment with the Company under this Agreement and the Employment Term are terminated by reason of an Executive Termination for Breach, then the Company shall pay Executive all amounts payable to Executive and provide all other benefits required to be provided by the Company under section 4 of this Agreement through the last day of the Employment Term, as in effect as of the Termination Date, at such times and in such amounts as Executive would have been entitled to receive under the terms of this Agreement had the Executive Termination for Breach not occurred; and

(g)           Good Reason. If Executive terminates Executive’s employment under this Agreement and the Employment Term for Good Reason, then it shall be deemed a Company Voluntary Termination and the Executive shall receive the compensation as set forth in Section 7(d) hereof.

(h)           No Obligation to Mitigate Damages.  Executive shall not be required to mitigate the amount of any payment provided for in paragraphs 7(c), (d),  and (e) by seeking other employment or otherwise, nor will the amounts payable to Executive under this section 7 be reduced by reason of Executive securing other employment or for any other reason, unless otherwise provided in this Agreement.

(i)            Impact of Sections 280G and 409A of the Internal Revenue Code.
(i)           Notwithstanding anything to the contrary contained in this Agreement, the maximum amounts payable to Executive under this section 7, together with all other amounts that may be due or payable to Executive under this Agreement as result of the termination of employment of Executive under this Agreement and the Employment Term, shall not exceed the amount equal to the amount which would otherwise result in an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or to any successor to said section or the Code, minus $1.00, in each case giving effect to the present value of any future payment required under this section 7 or otherwise in this Agreement.

(ii)          Notwithstanding anything to the contrary contained in this Agreement, including, but not limited to, the provisions of clause 7(j)(i), if a time restriction is required to avoid or otherwise exempt a payment from constituting deferred compensation under Section 409A of the Code, then, in such an event and only to the extent necessary, the Company is granted the right, in the Company’s sole discretion, to  fix the time period for any such payments so that such payments shall be not be deemed to constitute deferred compensation under section 409A of the Code.
(iii)         Notwithstanding anything to the contrary contained in this Agreement, if, on the Termination Date, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more payments to the Executive would constitute deferred compensation within the meaning of Section 409A of the Code, no such payment may be provided until the earlier of:
(A)          six months after Executive's separation of service for reasons other than death or Disability,
(B)           the date of death or Disability of Executive, or
(C)           the effective date of “the change in ownership of effective control” within the meaning of such term under Section 409A of the Code.

8.	Restrictive Covenants.

(a)           Competitive Activity During the Restricted Period.  During the Restrictive Period (as such capitalized term is defined in paragraph 8(f) of this Agreement), Executive shall not, directly or indirectly, own any interest in, participate or engage in, assist, render any services    (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, but not limited to, as an employee, consultant, advisor, representative, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any Person, business, firm,    corporation, partnership, trust or other business or governmental entity (each, a “Competing Business”) that, anywhere in the world, engages in, or assists others in engaging in or conducting, any business that deals, directly or indirectly, in products or services similar in nature to or competitive with the products and/or services sold and/or provided by the Company at any time during the Employment Term; provided, however, that the restrictions set forth in this paragraph 8(a) shall not be deemed to exclude Executive from acting as director, officer or employee of an entity for the benefit of the Company with the consent of the Board; and further, provided, however, that the restrictions set forth in this paragraph 8(a) shall not be deemed to prohibit Executive from owning or acquiring securities issued by any entity whose securities are listed on a national securities exchange or are quoted on the OTC Bulletin Board, provided that Executive at no time owns, directly or indirectly, beneficially or otherwise, 1% or more of any class of any such entity’s outstanding capital stock.

(b)           Non-Solicitation of Customers. During the Restricted Period, Executive shall not knowingly provide or solicit to provide to any Customer (as such term is defined in this paragraph 8(b)) any goods or services that are competitive with those sold and/or provided by the Company at any time during the Employment Term or that would be competitive with the goods or services that the Company has planned to manufacture, distribute, sell, lease and/or provide at any time during the Employment Term.  For the purposes of this paragraph 8(b), the capitalized term “Customer” means any Person to whom the Company has provided goods and services at any time during the Employment Term.

(c)           Non-Solicitation of Company Personnel.  During the Restricted Period, Executive will not solicit for employment, or attempt to solicit, directly or by assisting others, any employee, officer, consultant, representative, agent or advisor of the Company with whom Executive had Contact (as such capitalized term is defined in this paragraph 8(c)) during the Employment Term.  For the purposes of this paragraph 8(c), the capitalized term “Contact” means any interaction whatsoever between Executive and such employee, officer, consultant, representative, agent or advisor.

(d)           Protected Information.  Executive shall not divulge to any Person,  nor shall Executive use, at any time during the Restricted Period or thereafter, any confidential or trade secret information obtained by Executive during the course of Executive's employment with the Company, including, but not limited to, information relating to sales, salespersons, sales volume or strategy, customers, vendors, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company.

(e)           Non-Disparagement.  Executive shall not, at any time during the Restricted Period or thereafter, directly or indirectly, in public or private, deprecate, impugn, disparage or make any remarks that would tend to or be construed to tend to defame the Company or any of its employees, officers, directors, representatives, advisors or agents, nor shall Executive assist any other Person in so doing.

(f)           Definition of Restricted Period.  For purposes of this Agreement, the capitalized term “Restricted Period” means the Employment Term and the period of four years commencing immediately upon the termination of the Employment Term; provided, however, that, in the event that the Company shall fail to make any payment to Executive required under section 7 of this Agreement, and fails to make such payment to Executive within twenty days of Executive’s giving of notice of such non-payment to the Company, then the Restricted Period shall automatically terminate on the 21st day after the giving of such notice.

9.	Proprietary Property.

(a)           Ownership of Proprietary Property.  Executive agrees that any and all inventions, discoveries, investigations, know-how, trade secrets and developments or improvements in technology (collectively “Inventions”), as well as any and all Proprietary Information (as such capitalized term is defined in paragraph 9(b) of this Agreement) created, developed, conceived of or discovered during the Employment Term or any prior period of Executive's employment with the Company (i) by Executive (solely or jointly with others) either (A) in the course of Executive's employment or engagement, on the Company's time or with the Company's materials or facilities or (B) relating to any subject matter with which Executive's work for the Company is or may be concerned or to any business in which the Company is involved, regardless of how or when Executive shall have created, developed, conceived, or discovered such Inventions or Proprietary Information (collectively, “Proprietary Property”), (ii) by or for the Company, or (iii) by any independent Person and thereafter acquired by the Company, and which are within Executive's knowledge or possession in the case of clause (i) of this paragraph 9(a) or that come into Executive's knowledge or possession during the Employment Term or any prior period of Executive's employment with the Company in the case of clauses (ii) or (iii) of this paragraph 9(a), shall be, if created, developed, conceived of or discovered by Executive, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by Executive as an employee, officer, consultant, advisor, representative, agent or retiree of the Company and not in any way for Executive's own benefit.  Executive shall neither have nor obtain any right, title or interest in or to any Proprietary Property unless and until the Company shall expressly and in writing waive the rights that the Company has in such Proprietary Property under the provisions of this section 9.  With respect to any and all Proprietary Property that is, in whole or part, invented, created, written, developed, furnished or produced by Executive, or suggested by Executive to the Company, during the Employment Term or any prior period of Executive's employment with the Company, Executive does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that Executive shall neither have nor retain any right, title or interest, of any kind in the Proprietary Property or in and to any results or proceeds from the Proprietary Property. At any time, whether during or after the Employment Term, Executive will, upon the request and at the expense of the Company, (x) obtain patents or copyrights on or (y) permit the Company to patent or copyright, any such Proprietary Property, whichever (x) or (y) is appropriate, and/or (z) execute, acknowledge and deliver any and all assignments, instruments of transfer or other documents, that the Company deems necessary or appropriate to transfer to and vest in the Company all right, title and interest in and to the Proprietary Property and to evidence the Company's ownership of the Proprietary Property, including, but not limited to, taking all steps necessary to enable the Company to publish or protect the Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving the Proprietary Property.  Executive shall not, without limitation as to time or place, use any Proprietary Property except on Company business, during or after the Employment Term, nor disclose any Proprietary Property to any other Person, except for disclosure in connection with Company business or as may be required by law.

(b)           Definition of Proprietary Information.  For the purposes of this Agreement, the capitalized term “Proprietary Information” means any information about the affairs of the Company, including, but not limited to, Confidential Information and all trade secrets, trade “know-how,” inventions, customer lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers, trading positions, sales, profits or other financial information which is confidential to the Company or is not generally known in the relevant trade, regardless of whether Executive developed such information.

(c)           Disclosure of Proprietary Property.  During the Restrictive Period and thereafter, Executive will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

10.	Executive Acknowledgements, Representations and Warranties; Equitable Relief.

(a)            In connection with the covenants and agreements contained in sections 8 and 9 of this Agreement,

(i)           Executive understands and acknowledges that the restrictions contained in sections 8 and 9 may limit Executive's ability to earn a livelihood in a business similar to the businesses of the Company, but Executive nevertheless believes that Executive will receive sufficient consideration under this Agreement and as an employee of the Company and as otherwise provided under this Agreement clearly to justify such restrictions which, in any event (given Executive's education, skills and ability), Executive does not believe would prevent Executive from earning a living.

(ii)          Executive represents and warrants that:
(A)         Executive is familiar with the covenants not to compete as set forth in section 8 of this Agreement;
(B)         Executive has had the opportunity to discuss the provisions of the covenants as set forth in sections 8 and 9 with Executive's personal attorney and has concluded that such provisions (including, but not limited to, the right of equitable relief) and the length of the restrictions provided for in sections 8 and 9 are fair, reasonable and just under the circumstances;
(C)          Executive is fully aware of the obligations, limitations and liabilities included in the covenants as set forth in sections 8 and 9 of this Agreement;
(D)          the scope of activities covered in sections 8 and 9 of this Agreement is substantially similar to those activities to be performed by Executive pursuant to this Agreement;
(E)          the duration of covenants as set forth in sections 8 and 9 of this Agreement have been agreed upon as a reasonable restriction, giving consideration to the following factors:
(1)           Executive and the Company reasonably anticipate that this Agreement, although terminable in accordance with section 6, may continue in effect for sufficient duration to allow Executive to attain superior bargaining strength and an ability for unfair competition with respect to the customers of the Company and
(2)           the duration of the covenants as set forth in sections 8 and 9 of this Agreement is a reasonably necessary period to allow the Company to restore the Company’s position of equivalent bargaining strength and fair competition with respect to such customers;
(F)          the geographical territory covered hereby has been agreed upon as a reasonable geographical restriction; and
(G)          the Company is relying upon the representations, warranties and covenants of Executive contained in this paragraph 10(a) in entering into this Agreement and, without such representations, warranties and covenants, the Company would not enter into this Agreement.

(b)          Enforcement of Covenants.
(i)           Executive acknowledges that Executive's breach of any of the covenants contained in section 8 of this Agreement may cause irreparable damage to the Company for which remedies at law would be inadequate.  Accordingly, if Executive breaches or threatens to breach any of the provisions of sections 8 and 9 of this Agreement, the Company shall be entitled to appropriate injunctive relief, including, but not limited to, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Executive from taking any action prohibited under sections 8 and 9 of this Agreement.  This remedy shall be in addition to all other remedies available to the Company at law or in equity.
(ii)          It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.
(iii)         To the extent that the restrictive covenants contained in Section 8 of this Agreement conflict, in any way, with the restrictive covenants contained in Sections 5.3 and 5.4 of the Merger Agreement, then the restrictive covenants contained in the Merger Agreement shall control to the extent of such conflict.

11.	Indemnification.

(a)           Except as otherwise provided in paragraph 11(b), and to the fullest extent allowable by law and the Company's Articles of Incorporation, as may be amended from time to time, the Company shall indemnify and hold Executive free and harmless from any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, but not limited to, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by Nevada law and the Articles of Incorporation and Bylaws of the Company, as such may be amended from time to time.

(b)           Notwithstanding the provisions of paragraph 11(a) of this Agreement, the Company shall not be obligated to indemnify and hold Executive harmless from any loss, claim, damage, liability and/or cost described in such paragraph which results from the gross negligence or willful misconduct of Executive.

(c)           The indemnification provisions set forth in paragraph 11(a) shall be in addition to any liability or obligation which the Company may otherwise have to Executive.

(d)           If either (i) the Company shall be obligated to indemnify Executive pursuant to the provisions of this Section 11, or (ii) a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Company may become obligated to Executive pursuant to the provisions of this section 11, then Executive shall give prompt written notice to the Company of the occurrence of such event.  The Company shall thereupon defend, contest or otherwise protect against any such suit action, investigation, claim or proceeding at the Company's own cost and expense.  Executive shall have the right, but not the obligation, to participate at Executive's own expense in the defense thereof by counsel of Executive's own choice.  In the event that the Company fails timely to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, Executive shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Company, including, but not limited to, reasonable attorneys' fees, disbursements and all amounts paid or payable as a result of such suit, action, investigation, claim, or proceeding or compromise or settlement thereof.

12.          Prior Agreements/Oral Modification.  This Agreement supersedes all prior agreements and constitutes the entire agreement and understanding between parties.  This Agreement may not be amended, modified in any manner or terminated orally; and no amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties against whom the same is sought to be enforced; provided, however, that Executive's compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement which in all other respects shall remain in full force and effect.

13.          Binding Agreement; Benefit.  The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

14.          Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of law provisions, and the parties irrevocably submit to the jurisdiction of any state or federal court having jurisdiction over the geographical location of the Office, for the purpose of any suit, action or other proceeding arising out of this Agreement.

15.	Proper Construction.

(a)           The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

(b)           As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

16.          Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

17.          Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.          Assignment.  This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

20.          Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

21.          Notices.  All requests, demands, notices and other communications required or otherwise given under this Agreement shall be deemed sufficiently given if (a) delivered by hand, against written receipt therefor, (b) forwarded via a nationally recognized overnight courier requiring delivery the next business day and written acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested, in any event, addressed as follows:

If to the Company, to:	Execuserve Corp.
c/o Compliance Systems Corporation
50 Glen Street, Suite 308
Glen Cove NY 11542
Attn: Dean Garfinkel

with a copy to:	Dennis C. O’Rourke, Esq.
Moritt Hock Hamroff & Horowitz LLP
400 Garden City Plaza
Garden City, New York 11530

If to Executive, to:	James A. Robinson, Jr.
P.O. Box 160
Foster, VA 23056

with a copy to:	Craig Smith
Dunton, Simmons & Dunton, LLP
P.O. Box 5
White Stone, VA 22578

or, in the case of any of the parties to this Agreement, at such other address as such party shall have furnished in writing, in accordance with this section 21, to the other party to this Agreement.  Each such request, demand, notice or other communication shall be deemed given (i) on the date of delivery by hand, (ii) on the first business day following the date of delivery to an overnight courier or (iii) three business days following mailing by registered or certified mail.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE:

/s/ Jim Robinson

THE COMPANY:
Execuserve Corp.

By:	/s/ Dean R. Garfinkel
Name:	Dean R. Garfinkel
Title:	Secretary

SCHEDULE A

Annual Base Salary - (1st 5 months @ $3,000.00, $7,000.00 per month thereafter)

SCHEDULE B

Annual Cash Flow Bonus
12th month Ending Cash Position Goal is $175,000

$175,001 to $225,000	10% of the increment
$225,001 to $275,000	15% of the increment
Over $275,001	20% of the increment

The “Additional Annual Cash Flow Bonus” shall be paid to the employee as follows; 50% within 60 days after the 12th full month and the balance shall be paid 60 days thereafter.

For purposes of this Schedule B, the “cash position” at the end of the 12th month (and 24th month) shall be determined by (a) adding to the Company’s cash and cash position on such date any (i) increase in the Company’s accounts receivable, net of allowances, during the 12 month period and (ii) decrease in the Company’s accounts payable and accrued liabilities during the applicable 12-month period and (b) (i) subtracting from such amount any (i) decrease in the Company’s accounts receivable, net of allowances, during the 12-month period and (ii) increase in the Company’s accounts payable and accrued liabilities during the applicable 12-month period.

This Schedule B is subject to change by the parties, no less than ninety days prior to the end of the first 12 month term, changes to become effective for the next 12 month term.